MDU Resources Reports 61% Increase in Second Quarter Earnings, Increases Guidance

BISMARCK, N.D. — Aug. 4, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today reported second quarter earnings of $99.7 million, or 50 cents per share, a 61% increase over second quarter 2019 earnings of $61.8 million, or 31 cents per share. For the six months ended June 30, MDU Resources earned $124.8 million, or 62 cents per share, compared to $102.7 million, or 52 cents per share, in 2019.

“Our employees have done an outstanding job of continuing to provide essential services to our customers while safely working under modified conditions as prescribed by local, state and federal guidelines relating to COVID-19,” said David L. Goodin, president and CEO of MDU Resources. “Our operations performed extremely well in the quarter, with record revenues and earnings at both our construction businesses and very strong results from our regulated energy delivery businesses.

“Our geographic diversity and focus on midsize markets has served us well as businesses have generally remained open. Our utility and pipeline operations continue to provide needed energy to customers, and our total construction backlog remains at a near-record level of nearly $2.2 billion. Our team remains focused on safely providing the essential services that are critical to Building a Strong America.”

Based on strong year-to-date performance and the company’s outlook for the remainder of the year, MDU Resources is restoring its original 2020 earnings guidance to $1.65 to $1.85 per share. The company also is increasing revenue guidance for its construction materials and construction services businesses.

Business Unit Highlights
Construction Materials and Services
The construction materials business had record second quarter revenues and earnings. Revenues were $621.1 million, compared to $596.0 million for the same period last year, and earnings of $53.0 million were an 82% increase over second quarter 2019 earnings of $29.2 million. Favorable weather across the majority of the company’s market area allowed the company to complete more contracting work in the quarter compared to last year. Recent acquisitions also contributed to the increase. The construction materials backlog of work at June 30 was $875 million, the second-highest in the company's history behind last year's record $1.04 billion at June 30.

The construction services business also had record revenues and earnings for the second quarter. Revenue was $497.2 million this quarter, compared to $464.9 million in second quarter 2019. Earnings were up 22% at $27.9 million, compared to last year’s record second quarter earnings of $22.8 million. Higher workloads and acquisitions contributed to the earnings increase. While some projects have experienced slowdowns as a result of the COVID-19 pandemic, overall the company continues to see strong demand for its services. The construction services backlog of work at June 30 was an all-time record $1.31 billion, compared to last year’s record $1.15 billion at June 30.

Regulated Energy Delivery
The electric and natural gas utility earned $11.2 million in the second quarter, compared to $1.2 million in second quarter 2019. This business benefited in the quarter from lower operating costs, particularly for contract services, as well as higher investment returns and the absence of a write-down on a non-utility investment recorded in the second quarter of 2019. Natural gas sales were approximately 4.3% higher in the quarter compared to last year and electric sales were approximately 0.5% lower, with an increase in residential sales and a decrease in commercial and industrial sales for both products. On June 18, the Montana Public Service Commission approved the company’s request to defer accounting for costs related to the retirement of the Lewis & Clark and Heskett electric generating facilities. The company has reached a settlement agreement for an advance determination of prudence on its proposed 88-megawatt natural gas-fired electric generating facility and expects the North Dakota Public Service Commission to reach a final decision on the request soon. The company has filed with each utility commission in all eight states in its service territory a request to defer accounting for costs related to the COVID-19 pandemic. The company has received approval from the utility commissions in Idaho, Minnesota and Wyoming on this request; it awaits decisions from the other utility commissions.

The pipeline business earned $9.0 million in the second quarter, compared to $7.1 million in the second quarter last year. The company benefited from higher revenue associated with its Demicks Lake, Demicks Lake Expansion and Line Section 22 growth projects, which were placed in service in late 2019 and early 2020. Volumes of natural gas being moved into storage also were higher during the quarter as customers took advantage of commodity price differentials. The company continues preparatory work on its North Bakken Expansion Project in western North Dakota and expects to begin construction in early 2021. On July 28, the company filed an amendment to its application with the Federal Energy Regulatory Commission for this project that reflects a decrease to the design capacity to 250 million cubic feet per day and lower project cost. The decrease is due to delays in forecasted growth of natural gas production in the Bakken. The cut in initial capacity will be achieved by reducing compression, which will allow the company to readily expand the pipeline's capacity with additional compression as Bakken production rebounds.

Additional Highlights Each of MDU Resources’ businesses benefited in the second quarter from higher returns on certain benefit plan investments. Collectively, the positive earnings variance in the quarter was approximately $6.2 million; however, the year-to-date variance on these returns remains an approximately $3.9 million negative impact. The company attributes this change in investment returns to significant fluctuations in financial markets.

Guidance
MDU Resources expects earnings per share in the range of $1.65 to $1.85 in 2020, based on these assumptions:
•Under COVID-19-related modified working conditions, a continued gradual reopening of the national economy.
•Normal weather conditions, including precipitation and temperatures, across all service areas.
•No significant acquisitions or divestitures.
•Investing $614 million for capital projects.
•Construction services revenues in the range of $1.90 billion to $2.10 billion with margins comparable to 2019 and construction materials revenues in the range of $2.20 billion to $2.40 billion with margins slightly higher than 2019.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss second quarter results on a webcast at 2 p.m. EDT Aug. 5. The event can be accessed at www.mdu.com. Audio and webcast replays will be available through Aug. 19 at 855-859-2056, or 404-537-3406 for international callers, conference ID 8684589.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ending June 30, 2020.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Second Quarter 2020 Earnings	Second Quarter 2019 Earnings	YTD June 30, 2020 Earnings	YTD June 30, 2019 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$20.2	$8.3	$71.2	$67.3
Construction materials and services	80.9	52.0	59.6	37.6
Other and eliminations	(1.3)	2.8	(5.5)	(.7)
Income from continuing operations	99.8	63.1	125.3	104.2
Loss from discontinued operations, net of tax	(.1)	(1.3)	(.5)	(1.5)
Net income	$99.7	$61.8	$124.8	$102.7
Earnings per share:
Income from continuing operations	$.50	$.32	$.62	$.53
Discontinued operations, net of tax	—	(.01)	—	(.01)
Earnings per share	$.50	$.31	$.62	$.52

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$241.3	$236.3	$660.0	$675.9
Nonregulated pipeline, construction materials and contracting, construction services and other	1,121.6	1,067.3	1,900.3	1,718.9
Total operating revenues	1,362.9	1,303.6	2,560.3	2,394.8
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	83.1	88.4	170.7	176.2
Nonregulated pipeline, construction materials and contracting, construction services and other	946.0	932.6	1,679.5	1,547.8
Total operation and maintenance	1,029.1	1,021.0	1,850.2	1,724.0
Purchased natural gas sold	56.8	54.9	222.2	238.7
Depreciation, depletion and amortization	71.5	63.0	140.8	122.9
Taxes, other than income	52.6	48.0	116.7	102.0
Electric fuel and purchased power	14.6	19.4	35.1	45.7
Total operating expenses	1,224.6	1,206.3	2,365.0	2,233.3
Operating income	138.3	97.3	195.3	161.5
Other income	10.0	1.6	9.0	9.2
Interest expense	24.8	25.4	49.3	48.8
Income before income taxes	123.5	73.5	155.0	121.9
Income taxes	23.7	10.4	29.7	17.7
Income from continuing operations	99.8	63.1	125.3	104.2
Loss from discontinued operations, net of tax	(.1)	(1.3)	(.5)	(1.5)
Net income	$99.7	$61.8	$124.8	$102.7

Earnings per share – basic:
Income from continuing operations	$.50	$.32	$.62	$.53
Discontinued operations, net of tax	—	(.01)	—	(.01)
Earnings per share – basic	$.50	$.31	$.62	$.52
Earnings per share – diluted:
Income from continuing operations	$.50	$.32	$.62	$.53
Discontinued operations, net of tax	—	(.01)	—	(.01)
Earnings per share – diluted	$.50	$.31	$.62	$.52
Weighted average common shares outstanding – basic	200.5	198.3	200.5	197.3
Weighted average common shares outstanding – diluted	200.5	198.3	200.5	197.4

Selected Cash Flows Information
	Six Months Ended
	June 30,
	2020	2019
	(In millions)
Operating activities:
Net cash provided by (used in) continuing operations	$261.8	$(23.6)
Net cash provided by (used in) discontinued operations	(.4)	.7
Net cash provided by (used in) operating activities	261.4	(22.9)
Investing activities:
Net cash used in continuing operations	(296.5)	(305.1)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(296.5)	(305.1)
Financing activities:
Net cash provided by continuing operations	33.0	346.0
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	33.0	346.0
Increase (decrease) in cash and cash equivalents	(2.1)	18.0
Cash and cash equivalents - beginning of year	66.5	54.0
Cash and cash equivalents - end of period	$64.4	$72.0

Outstanding Revolving Credit Facilities
Balance at June 30, 2020
Company	Facility		Facility Limit		Amount Outstanding	Letters of Credit		Expiration Date
			(In millions)
Montana-Dakota Utilities Co.	Commercial paper/Revolving credit agreement	(a)	$175.0		$35.0	$—		12/19/24
Cascade Natural Gas Corporation	Revolving credit agreement		$100.0	(b)	$—	$2.2	(c)	6/7/24
Intermountain Gas Company	Revolving credit agreement		$85.0	(d)	$11.2	$1.4	(c)	6/7/24
Centennial Energy Holdings, Inc.	Commercial paper/Revolving credit agreement	(e)	$600.0		$255.1	$—		12/19/24
(a)The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Montana-Dakota on stated conditions, up to a maximum of $225.0 million). At June 30, 2020, there were no amounts outstanding under the revolving credit agreement.
(b)Certain provisions allow for increased borrowings, up to a maximum of $125.0 million.
(c)Outstanding letter(s) of credit reduce the amount available under the credit agreement.
(d)Certain provisions allow for increased borrowings, up to a maximum of $110.0 million.
(e)The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Centennial on stated conditions, up to a maximum of $700.0 million). At June 30, 2020, there were no amounts outstanding under the revolving credit agreement.

Capital Expenditures
Business Line	2020 Estimated	2021 Estimated	2022 Estimated	2020 - 2024 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$104	$137	$148	$572
Natural gas distribution	182	207	196	933
Pipeline	83	256	38	513
	369	600	382	2,018
Construction materials and services
Construction services	79	20	20	160
Construction materials and contracting	161	154	157	697
	240	174	177	857
Other	5	3	3	17
Total capital expenditures	$614	$777	$562	$2,892
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2020 include line-of-sight opportunities at the company's business units. Capital expenditures have been updated to reflect project timeline and scope changes made throughout the quarter. Acquisitions would be incremental to the outlined capital program. Operating cash flows are projected to be $575 million to $625 million in 2020.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segments' condensed income statement.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Net income	$99.7	$61.8	$124.8	$102.7
Loss from discontinued operations, net of tax	.1	1.3	.5	1.5
Income from continuing operations	99.8	63.1	125.3	104.2
Adjustments:
Interest expense	24.8	25.4	49.3	48.8
Income taxes	23.7	10.4	29.7	17.7
Depreciation, depletion and amortization	71.5	63.0	140.8	122.9
EBITDA from continuing operations	$219.8	$161.9	$345.1	$293.6
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segment's operating income to adjusted gross margin.

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Operating income	$12.8	$9.8	$27.6	$27.8
Adjustments:
Operating expenses:
Operation and maintenance	29.0	33.6	59.7	63.8
Depreciation, depletion and amortization	15.7	13.9	31.3	27.6
Taxes, other than income	4.4	4.2	8.7	8.4
Total adjustments	49.1	51.7	99.7	99.8
Adjusted gross margin	$61.9	$61.5	$127.3	$127.6

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Operating income (loss)	$.7	$(2.6)	$50.7	$47.7
Adjustments:
Operating expenses:
Operation and maintenance	43.1	43.6	89.1	90.0
Depreciation, depletion and amortization	21.0	19.7	41.8	39.1
Taxes, other than income	6.0	5.6	12.1	11.8
Total adjustments	70.1	68.9	143.0	140.9
Adjusted gross margin	$70.8	$66.3	$193.7	$188.6

Regulated Energy Delivery

Electric	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$76.6	$81.0	$162.7	$173.6
Electric fuel and purchased power	14.6	19.4	35.1	45.7
Taxes, other than income	.1	.1	.3	.3
Adjusted gross margin	61.9	61.5	127.3	127.6
Operating expenses:
Operation and maintenance	29.0	33.6	59.7	63.8
Depreciation, depletion and amortization	15.7	13.9	31.3	27.6
Taxes, other than income	4.4	4.2	8.7	8.4
Total operating expenses	49.1	51.7	99.7	99.8
Operating income	12.8	9.8	27.6	27.8
Other income (expense)	2.5	(.1)	2.1	2.1
Interest expense	6.8	6.2	13.6	12.7
Income before income taxes	8.5	3.5	16.1	17.2
Income taxes	(3.7)	(4.0)	(7.4)	(5.8)
Net income	$12.2	$7.5	$23.5	$23.0
Adjustments:
Interest expense	6.8	6.2	13.6	12.7
Income taxes	(3.7)	(4.0)	(7.4)	(5.8)
Depreciation, depletion and amortization	15.7	13.9	31.3	27.6
EBITDA	$31.0	$23.6	$61.0	$57.5
Retail sales (million kWh):
Residential	257.7	226.6	588.3	606.2
Commercial	323.7	336.7	699.5	742.9
Industrial	115.9	136.2	268.9	275.7
Other	20.4	22.1	40.8	44.0
	717.7	721.6	1,597.5	1,668.8
Average cost of electric fuel and purchased power per kWh	$.019	$.024	$.020	$.025
The electric business reported net income of $12.2 million in the second quarter of 2020, compared to $7.5 million for the same period in 2019. The increase in net income was largely the result of a $4.6 million decrease in operation and maintenance expense, mainly due to the absence of a prior year planned outage at Coyote Station, lower payroll-related costs and decreased miscellaneous employee expenses. Also contributing to the increase in net income were higher investment returns on certain benefit plans and the absence of a write-down on a non-utility investment made in the prior year. Electric retail sales margins increased during the quarter driven by higher residential sales volumes, offset by lower industrial and commercial volumes. Partially offsetting the increase was higher depreciation, depletion and amortization expense.
The electric business's EBITDA increased $7.4 million in the second quarter of 2020, compared to 2019, primarily the result of lower operation and maintenance expense and higher investment returns, as previously discussed.

Natural Gas Distribution	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$141.7	$133.9	$468.3	$476.0
Purchased natural gas sold	64.6	62.3	255.2	270.0
Taxes, other than income	6.3	5.3	19.4	17.4
Adjusted gross margin	70.8	66.3	193.7	188.6
Operating expenses:
Operation and maintenance	43.1	43.6	89.1	90.0
Depreciation, depletion and amortization	21.0	19.7	41.8	39.1
Taxes, other than income	6.0	5.6	12.1	11.8
Total operating expenses	70.1	68.9	143.0	140.9
Operating income (loss)	.7	(2.6)	50.7	47.7
Other income	4.1	.8	4.4	3.7
Interest expense	9.0	8.8	18.1	17.1
Income (loss) before income taxes	(4.2)	(10.6)	37.0	34.3
Income taxes	(3.2)	(4.3)	5.6	4.0
Net income (loss)	$(1.0)	$(6.3)	$31.4	$30.3
Adjustments:
Interest expense	9.0	8.8	18.1	17.1
Income taxes	(3.2)	(4.3)	5.6	4.0
Depreciation, depletion and amortization	21.0	19.7	41.8	39.1
EBITDA	$25.8	$17.9	$96.9	$90.5
Volumes (MMdk)
Retail sales:
Residential	9.7	8.8	37.4	40.2
Commercial	6.3	6.4	25.1	27.3
Industrial	1.0	1.1	2.5	2.7
	17.0	16.3	65.0	70.2
Transportation sales:
Commercial	.4	.4	1.1	1.2
Industrial	30.2	31.6	75.8	72.2
	30.6	32.0	76.9	73.4
Total throughput	47.6	48.3	141.9	143.6
Average cost of natural gas per dk	$3.81	$3.83	$3.93	$3.85
The natural gas distribution business reported a seasonal loss of $1.0 million in the second quarter of 2020, compared to a loss of $6.3 million for the same period in 2019. The decreased loss was driven by an increase in adjusted gross margin, the result of weather normalization and conservation adjustments, approved rate recovery in certain jurisdictions and a 4.3% increase in sales volumes. Higher investment returns on certain benefit plans and the absence of a write-down on a non-utility investment made in the prior year also had a positive impact on net income. Partially offsetting the decreased loss was higher depreciation, depletion and amortization expense from increased property, plant and equipment balances.
The natural gas distribution business's EBITDA increased $7.9 million in the second quarter of 2020, compared to 2019, primarily the result of higher adjusted gross margins and investment returns, as previously discussed.

Pipeline	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating revenues	$35.7	$36.2	$71.5	$68.8
Operating expenses:
Operation and maintenance	15.1	16.9	30.1	31.5
Depreciation, depletion and amortization	5.3	5.3	11.2	10.1
Taxes, other than income	3.1	3.3	6.6	6.6
Total operating expenses	23.5	25.5	47.9	48.2
Operating income	12.2	10.7	23.6	20.6
Other income	1.0	.2	1.0	.8
Interest expense	1.9	1.8	3.9	3.6
Income before income taxes	11.3	9.1	20.7	17.8
Income taxes	2.3	2.0	4.4	3.8
Net income	$9.0	$7.1	$16.3	$14.0
Adjustments:
Interest expense	1.9	1.8	3.9	3.6
Income taxes	2.3	2.0	4.4	3.8
Depreciation, depletion and amortization	5.3	5.3	11.2	10.1
EBITDA	$18.5	$16.2	$35.8	$31.5
Transportation volumes (MMdk)	95.6	110.1	207.3	208.8
Natural gas gathering volumes (MMdk)	2.1	3.5	5.4	6.9
Customer natural gas storage balance (MMdk):
Beginning of period	3.8	2.3	16.2	13.9
Net injection (withdrawal)	15.3	9.1	2.9	(2.5)
End of period	19.1	11.4	19.1	11.4
The pipeline business reported net income of $9.0 million in the second quarter of 2020, compared to $7.1 million in 2019. The increase in net income was driven by higher revenues from organic growth projects placed in service in the second half of 2019 and early 2020, as well as demand for the company's storage services. Higher investment returns on certain benefit plans also had a positive impact on the quarter.
Lower revenues from non-regulated projects and the sale of gathering assets was partially offset by lower operation and maintenance expense from associated projects and the absence of costs associated with the gathering assets.
The pipeline business's EBITDA increased $2.3 million in the second quarter of 2020, compared to 2019, primarily from higher revenues, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Operating revenues	$497.2	$464.9	$1,011.9	$885.7
Cost of sales:
Operation and maintenance	411.1	391.1	847.3	742.7
Depreciation, depletion and amortization	4.0	3.7	7.9	7.3
Taxes, other than income	17.2	14.6	40.6	30.5
Total cost of sales	432.3	409.4	895.8	780.5
Gross margin	64.9	55.5	116.1	105.2
Selling, general and administrative expense:
Operation and maintenance	23.5	22.1	47.4	42.4
Depreciation, depletion and amortization	2.4	.4	4.2	.8
Taxes, other than income	1.1	1.0	2.8	2.6
Total selling, general and administrative expense	27.0	23.5	54.4	45.8
Operating income	37.9	32.0	61.7	59.4
Other income	.5	.6	.7	1.2
Interest expense	1.1	1.4	2.3	2.5
Income before income taxes	37.3	31.2	60.1	58.1
Income taxes	9.4	8.4	15.3	15.2
Net income	$27.9	$22.8	$44.8	$42.9
Adjustments:
Interest expense	1.1	1.4	2.3	2.5
Income taxes	9.4	8.4	15.3	15.2
Depreciation, depletion and amortization	6.4	4.1	12.1	8.1
EBITDA	$44.8	$36.7	$74.5	$68.7
The construction services business reported net income of $27.9 million in the second quarter of 2020, compared to $22.8 million for the same period in 2019. The increase in net income was primarily the result of higher outside and inside workloads. Outside specialty contracting has seen an increase in workloads from utility customers while inside specialty contracting workloads benefited from strong hospitality, data center and commercial customer demand. Higher selling, general and administrative costs, primarily payroll-related costs, partially offset the increase in net income.
The construction services business's EBITDA increased $8.1 million in the second quarter of 2020, compared to 2019, primarily a result of the previously discussed increase in outside and inside specialty contracting workloads.

Construction Materials and Contracting	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating revenues	$621.1	$596.0	$883.3	$823.2
Cost of sales:
Operation and maintenance	487.9	494.7	738.7	715.5
Depreciation, depletion and amortization	21.2	18.7	40.8	35.5
Taxes, other than income	13.6	13.0	23.0	21.4
Total cost of sales	522.7	526.4	802.5	772.4
Gross margin	98.4	69.6	80.8	50.8
Selling, general and administrative expense:
Operation and maintenance	21.6	21.8	43.8	41.8
Depreciation, depletion and amortization	1.3	.7	2.3	1.5
Taxes, other than income	.8	.9	3.2	2.9
Total selling, general and administrative expense	23.7	23.4	49.3	46.2
Operating income	74.7	46.2	31.5	4.6
Other income	1.9	—	.7	1.3
Interest expense	5.7	6.8	10.9	12.1
Income (loss) before income taxes	70.9	39.4	21.3	(6.2)
Income taxes	17.9	10.2	6.5	(.9)
Net income (loss)	$53.0	$29.2	$14.8	$(5.3)
Adjustments:
Interest expense	5.7	6.8	10.9	12.1
Income taxes	17.9	10.2	6.5	(.9)
Depreciation, depletion and amortization	22.5	19.4	43.1	37.0
EBITDA	$99.1	$65.6	$75.3	$42.9
Sales (000's):
Aggregates (tons)	8,739	9,084	12,956	12,955
Asphalt (tons)	2,166	1,913	2,393	2,079
Ready-mixed concrete (cubic yards)	1,119	1,144	1,823	1,752
The construction materials and contracting business reported net income of $53.0 million in the second quarter of 2020, compared to $29.2 million in the same period in 2019. The increase in net income was driven by higher contracting and material margins and revenues. Favorable weather across the company's footprint allowed for more product sales and the ability to work through more backlog than typically completed in the second quarter, which drove the increase in margins. Higher investment returns on certain benefit plans also had a positive impact on the quarter.
The construction materials and contracting business's EBITDA increased $33.5 million in the second quarter of 2020, compared to 2019. The increased EBITDA was the result of higher margins, as previously discussed.

Other
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In millions)
Operating revenues	$2.9	$2.9	$5.9	$10.7
Operating expenses:
Operation and maintenance	2.3	1.1	4.4	8.2
Depreciation, depletion and amortization	.6	.6	1.3	1.0
Taxes, other than income	—	—	—	.1
Total operating expenses	2.9	1.7	5.7	9.3
Operating income	—	1.2	.2	1.4
Other income	—	.2	.2	.3
Interest expense	.3	.5	.6	1.0
Income (loss) before income taxes	(.3)	.9	(.2)	.7
Income taxes	1.0	(1.9)	5.3	1.4
Net income (loss)	$(1.3)	$2.8	$(5.5)	$(.7)
The net loss for Other reflects income tax adjustments related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	June 30,
	2020	2019
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.45	$13.37
Market price per common share	$22.18	$25.80
Dividend yield (indicated annual rate)	3.7%	3.1%
Price/earnings from continuing operations ratio (12 months ended)	12.5x	17.7x
Market value as a percent of book value	153.5%	193.0%
Net operating cash flow (year to date)	$261	$(23)
Total assets	$7,911	$7,591
Total equity	$2,898	$2,660
Total debt	$2,357	$2,470
Capitalization ratios:
Total equity	55.1%	51.9%
Total debt	44.9	48.1
	100.0%	100.0%